Exhibit No. 10(A)

THIRD AMENDMENT TO THE PROGRESSIVE CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
(2003 Amendment and Restatement)

               WHEREAS, The Progressive Corporation Executive Deferred Compensation Plan is currently maintained pursuant to a 2003 Amendment and Restatement and the First and Second Amendments thereto (“Plan”); and

               WHEREAS, it is deemed desirable to amend the Plan further;

               NOW, THEREFORE, the Plan is hereby amended in the respects hereinafter set forth:

1.	Effective March 17, 2005, Section 4.2 of the Plan is hereby amended and restated in its entirety to provide as follows:

                        “4.2 Investment of Accounts.

All credits to a Deferral Account of a Participant shall be deemed to be invested in such Investment Fund or Funds as the Participant shall elect from time to time in accordance with Article 5. The number of shares of Stock to be credited to a Participant’s Account by virtue of a Participant’s initial election to invest a portion of a Deferral in the Company Stock Fund shall be determined on the date of the Deferral in accordance with such procedures as the Committee shall establish, based on the weighted average price paid for all shares of Stock purchased by the Trustee and deposited in the Trust on that date pursuant to Article 6. Notwithstanding the preceding provisions of this Section 4.2, (i) all credits to a Deferral Account of a Participant relating to a deferred Restricted Stock Award granted prior to March 17, 2005, shall be deemed to be invested in the Company Stock Fund until six (6) months and one (1) day following the expiration of the restrictions applicable to such Award, unless otherwise determined by the Committee at or after the deferral of such Award, and, thereafter, the preceding provisions of this Section 4.2 shall apply, and (ii) all credits to a Deferral Account of a Participant relating to a deferred Restricted Stock Award granted on or after March 17, 2005, shall be deemed to be invested in the Company Stock Fund until the balance of such Deferral Account has been distributed or withdrawn in accordance with Article 3.”

2.	Effective March 17, 2005, the following is hereby added to the end of Section 5.4 of the Plan:

“Notwithstanding the preceding provisions of this Section 5.4, each Deferral of a Restricted Stock Award granted on or after March 17, 2005 shall be deemed to be invested in the Company Stock Fund until the Deferral Account to which such Deferral has been credited has been distributed or withdrawn in accordance with Article 3 of this Plan.”

3.	Except as expressly provided in this Amendment, the terms and provisions of the Plan shall remain entirely unchanged and continue in full force and effect.

               IN WITNESS WHEREOF, the undersigned has hereunto caused this Amendment to be executed by its duly authorized representative effective as of the date set forth above.

THE PROGRESSIVE CORPORATION
By:	/s/ Charles E. Jarrett

Title:	Vice President & Secretary